ANSLOW & JACLIN, LLP	RICHARD I. ANSLOW
Counselors at Law	EMAIL: RANSLOW@ANSLOWLAW.COM

GREGG E. JACLIN
EMAIL: GJACLIN@ANSLOWLAW.COM

October 22, 2007

EP Global Communications, Inc.

c/o Exceptional Parent Magazine

416 Main Street

Johnstown, Pennsylvania 15901

Gentlemen:

You have requested our opinion, as counsel for EP Global Communications, Inc. a Delaware corporation (the “Company”), in connection with the registration statement to Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 80,016,826 shares of the Company’s common stock. We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the 80,016,826 issued and outstanding shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/	Gregg E. Jaclin
GREGG E. JACLIN

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726